TECNOGLASS reports Third QUARTER 2016 RESULTS

- Reports Net Income of ($0.28) Per Share and Adjusted Net Income 1 of $0.27 Per Share -

- Revenue Increases to Record $80 Million -

- Adjusted EBITDA 2 Grows to Record $20 Million -

- Backlog Expands 12% Year-over-Year to Record $402 Million -

- Reaffirms Full Year 2016 Outlook -

Third Quarter 2016 Highlights as Compared to Third Quarter 2015

●	Total revenues increased 27.2% to $80.0 million; up 27.4% on a constant currency basis

●	Adjusted EBITDA[2] grew 20.9% to $19.9 million

●	Operating margin improved 200 basis points to 19.2%

●	Authorized four $0.125 quarterly dividends, or $0.50 on an annualized basis, with first quarterly installment to be paid November 1, 2016

●	Completed exchange offer of 5.5 million ordinary warrants, which increased outstanding shares available to the public by 72% to 10.1 million shares (including the registration of shares directly to third party Energy Holding Corp former shareholders)

BARRANQUILLA, Colombia – October 31, 2016 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the third quarter ended September 30, 2016.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, “The positive momentum in our business continued into the second half 2016. We recorded significant gains in Adjusted EBITDA, reflecting strong sales growth on our low cost efficient operations. In our end markets, which are primarily commercial, we continue to experience a favorable pace of activity in the US and Colombia. During the third quarter, we gained additional market share in the US as we continued to broaden our customer relationships and strengthen our presence in new markets across an increasingly diversified footprint. In Colombia, the improving economy and rising income per capita is supporting a strong pipeline of commercial construction activity. We are further capitalizing on our local leadership position to produce outpaced market growth. This progress throughout the Americas is also evident in our backlog, which rose 12% year-over-year to a record $402 million, with a good mix of project wins in all served regions. We ended the quarter with good visibility on our multi-year project pipeline and we are actively pursuing new projects to grow our business.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We are pleased with the continued expansion of our business. In addition to this operational success, we are additionally focused on our commitment to strengthen financial operations. To that end, during the quarter, we were extremely thrilled to complete our warrant exchange offer and announce the commencement of our new dividend policy. These combined actions expanded our overall float and liquidity in our stock and allow us to return capital to shareholders in an effective manner. With these steps now complete, we are even better situated to accomplish our core business objectives, including targeting new customer relationships, entering new markets, and introducing innovative products from our R&D pipeline. We believe we have a very attractive opportunity ahead of us and we are excited to continue to grow faster than our end markets at sustained industry leading margins. The entire Tecnoglass team is committed to delivering another year of double-digit growth in sales and Adjusted EBITDA.”

1 Adjusted net income in both periods excludes the non-cash impact associated with the change in the fair market values of the exchanged and remaining warrants and of the earn-out shares during each respective period, as reconciled in the table below. The respective fair values of the warrants and earn-out shares change in response to market factors not directly controlled by the Company such as the market price of the Company’s shares of common stock and the volatility index of comparable companies.

2 Adjusted EBITDA excludes the impact of warrants and earn-out shares and further excludes foreign exchange gains and losses related to the effect on foreign exchange rates on monetary balance sheet accounts, as reconciled in the table below.

Third Quarter 2016 Results

Total revenues for the third quarter 2016 increased 27.2% to $80.0 million from $62.9 million in the prior year quarter. Total revenues increased 27.4% on a constant currency basis, excluding a $96,000 impact from unfavorable foreign currency in Peso denominated sales in the third quarter 2016. US revenues rose 16.1% to $49.9 million compared to the prior year quarter. Colombia revenues, a majority of which are represented by long-term contracts priced in Colombian Pesos (COP), increased 51.0% on a local currency basis in the third quarter 2016. Unfavorable foreign currency resulted in reported Colombia revenues up 50.4% to $26.5 million compared to the prior year quarter.

Gross profit was $29.6 million, representing a gross margin of 37.0%, compared to $23.7 million, or a gross margin of 37.7%, in the prior year quarter. The gross margin difference was primarily due to slight variations in inventory costs. Operating expenses were $14.3 million compared $12.9 million in the prior year quarter. As a percent of total revenue, operating expenses improved to 17.8% compared to 20.5% in the prior year quarter, mainly due to higher revenues which more than offset an increase in shipping expense to serve more distant markets and higher sales commissions. . Operating income rose to $15.3 million compared to $10.8 million in the prior year quarter.

Net loss was $7.9 million, or a $0.28 loss per diluted share, compared to a net loss of $1.9 million, or a $0.08 loss per diluted share in the prior year quarter. Adjusted net income (1), excluding the impact of warrants and earn-out shares as reconciled in the table below, was $7.6 million, or $0.27 per diluted share, compared to $10.7 million, or $0.42 per diluted share, in the prior year quarter. This difference in adjusted net income (1) was primarily due to higher operating income which was primarily offset by a lower foreign currency gain of $2.4 million in the third quarter 2016 compared to a foreign currency gain of $8.1 million the prior year quarter.

Adjusted EBITDA2 increased 20.9% to $19.9 million, helped by higher revenues on the Company’s low-cost, efficient operations. Adjusted EBITDA2 excludes the impact of warrants, earn-out shares and foreign exchange gains and losses as reconciled in the table below.

Warrant Exchange Offer

In September 2016, the Company completed a warrant exchange, whereby each of Tecnoglass’ warrant holders had the opportunity to receive one Tecnoglass ordinary share in exchange for every 2.5 of the Company’s outstanding warrants tendered by the holder and exchanged pursuant to the offer. Approximately 5.5 million, or 82% of eligible outstanding warrants were exchanged for approximately 2.2 million ordinary shares. The approximately 1.1 million warrants that were not tendered in the exchange remain outstanding and exercisable in accordance with their terms by the expiration date of December 20, 2016.

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Dividend

In August 2016, the Company’s Board of Directors authorized the payment of regular quarterly dividends at a quarterly rate of $0.125 per share, or $0.50 per share on an annual basis. The first quarterly dividend will be payable on November 1, 2016, to shareholders of record at the close of business on September 23, 2016, in the form of cash or ordinary shares, based on the option of shareholders during an election period which ended October, 14 2016. Approximately 20% of dividends, or 6.32 million shares, will receive cash distributions with the remainder receiving stock distributions aggregating ordinary shares totaling 275,049 shares in aggregate.

Full Year 2016 Outlook

Based on improving commercial construction markets, additional market share gains and enhanced operating efficiencies, for the full year 2016, the Company continues to expect revenues to grow approximately 20% to $288 million compared to the prior year. The Company continues to expect Adjusted EBITDA to increase to a range of $70 million to $75 million, implying roughly 32% growth at the midpoint, compared to $55 million in 2015 excluding foreign currency transaction gain and losses.

Conference Call

Management will host a conference call on Monday, October 31, 2016 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)

●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (877) 870-5176 (Domestic) or (858) 384-5517 (International) and entering pass code: 13647453 through January 31, 2017.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 60% of revenues in 2015. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

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Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass’ financial information for 2015 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

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PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$18,125	$18,496
Investments	2,016	1,470
Trade accounts receivable, net	84,629	52,515
Due from related parties	32,350	28,073
Inventories	60,747	46,011
Other current assets	26,324	20,814
Total current assets	$224,191	$167,379

Long term assets:
Property, plant and equipment, net	$174,818	$135,974
Long term receivables from related parties	1,688	2,536
Other long term assets	11,075	10,310
Total long term assets	187,581	148,820
Total assets	$411,772	$316,199

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$62,401	$16,921
Note payable to shareholder	79	79
Trade accounts payable	49,984	39,142
Due to related parties	1,780	1,283
Dividends payable	4,857	-
Current portion of customer advances on uncompleted contracts	10,836	11,841
Earnout Share Liability	18,060	13,740
Warrant liability	4,963	31,213
Other current liabilities	18,059	22,530
Total current liabilities	$171,019	$136,749

Long term liabilities:
Earnout Share Liability	$-	$20,414
Customer advances on uncompleted contracts	4,847	4,404
Long term debt	140,189	121,493
Total Long Term Liabilities	145,036	146,311
Total liabilities	$316,055	$283,060
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2016 and December 31, 2015 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 30,146,390 and 26,895,636 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	3	3
Legal Reserves	1,367	1,367
Additional paid-in capital	95,403	45,584
Retained earnings	21,423	17,354
Accumulated other comprehensive (loss)	(22,479)	(31,169)
Total shareholders’ equity	95,717	33,139
Total liabilities and shareholders’ equity	$411,772	$316,199

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Operating revenues:
External customers	$65,429	$47,148	$175,100	$131,078
Related parties	14,596	15,744	43,341	41,910
Total operating revenues	80,025	62,892	218,441	172,988
Cost of sales	50,407	39,186	139,149	109,798
Gross Profit	29,618	23,706	79,292	63,190

Operating expenses	(14,284)	(12,890)	(39,997)	(35,064)

Operating income	15,334	10,816	39,295	28,126

Gain (Loss) on change in fair value of earnout shares liabilities	(2,630)	(2,519)	4,404	(10,191)
Gain (Loss) on change in fair value of warrant liability	(12,885)	(10,148)	(287)	(21,461)
Non-operating income (loss), net	630	2,608	2,164	4,377
Foreign currency transactions gains (losses)	2,434	8,136	168	11,509
Interest expense	(4,771)	(2,307)	(12,137)	(6,509)

Income (Loss) before taxes	(1,888)	6,586	33,607	5,851

Income tax provision	6,035	8,524	13,493	16,927

Net income (loss)	$(7,923)	$(1,938)	$20,114	$(11,076)

Comprehensive income (loss):
Net income (loss)	$(7,923)	$(1,938)	$20,114	$(11,076)

Foreign currency translation adjustments	3,459	(14,111)	8,690	(19,688)

Total comprehensive income (loss)	$(4,464)	$(16,049)	$28,804	$(30,764)

Basic income (loss) per share	$(0.28)	$(0.08)	$0.73	$(0.44)

Diluted income (loss) per share	$(0.28)	$(0.08)	$0.65	$(0.44)

Basic weighted average common shares outstanding	28,312,368	25,426,250	27,489,954	25,127,179

Diluted weighted average common shares outstanding	28,312,368	25,426,250	30,746,922	25,127,179

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	Nine Months Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$20,114	$(11,076)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debt	-	1,210
Provision for obsolete inventories	-	(265)
Director share-based compensation	229	-
Depreciation and amortization	10,912	8,331
Other income and expenses	(58)	105
Change in fair value of warrant liability	287	21,461
Change in fair value of earnout share liability	(4,404)	10,191
Deferred income taxes	(233)	(1,058)
Changes in operating assets and liabilities:
Trade accounts receivable	(25,600)	(18,429)
Inventories	(9,699)	(21,129)
Prepaid expenses and other current assets	1,184	360
Other assets	(6,702)	(5,849)
Trade accounts payable	6,710	20,566
Dividend payable	-	-
Customer advances on uncompleted contracts	(1,958)	5,324
Related parties	(392)	(10,766)
Other current liabilities	(4,474)	11,266
CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(14,084)	10,242

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	24,226	376
Proceeds from sale of property and equipment	-	143
Purchase of investments	(25,077)	(1,444)
Acquisition of property and equipment	(15,862)	(18,228)
CASH USED IN INVESTING ACTIVITIES	(16,713)	(19,153)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of Unit Purchase Options	404	-
Proceeds from debt	187,442	79,608
Repayments of debt	(158,181)	(72,461)
CASH PROVIDED BY FINANCING ACTIVITIES	29,665	7,147

Effect of exchange rate changes on cash and cash equivalents	761	2,705

NET (DECREASE) INCREASE IN CASH	(371)	941
Cash and equivalents - Beginning of period	18,496	15,930
Cash and equivalents - End of period	$18,125	$16,871

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$8,718	$4,778
Taxes	$25,669	$11,938

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under capital lease and debt	$19,249	$44,624
Ordinary shares issued in cashless exercise of warrants	$26,537	-
Shares issued under earnout share program	$11,690	5,765

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Revenues by Region

(Amounts in thousands)

(unaudited)

	Three months ended September 30,
	2016	2015	% Change
Revenues by Region
United States	49,870	42,942	16.1%
Colombia	26,461	17,591	50.4%
Other Countries	3,694	2,359	56.6%
Total Revenues by Region	80,025	62,892	27.2%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(Amounts in thousands)

(unaudited)

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended September 30,
	2016	2015	% Change
Total Revenues with Foreign Currency Held Neutral	$80,121	$62,892	27.4%
Impact of changes in foreign currency	(96)	-	(0.2)%
Total Revenues, As Reported	$80,025	$62,892	27.2%

Currency impacts on total revenues have been derived by translating current period revenues at the quarter-to-date 2016 average foreign currency rates for the period ending September 30, 2015, as applicable.

Reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to Net Income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

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A reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016
Adjusted EBITDA	$16,509	$13,935	$15,334	$17,081	$19,958
Depreciation	3,085	3,538	3,261	3,659	3,994
Adjusted EBIT	$13,424	$10,397	$12,073	$13,422	$15,964
Interest Expense	2,307	2,765	3,124	4,242	4,771
FX Transaction	(8,136)	1,450	1,257	1,009	(2,434)
Tax Provision	8,524	3,764	3,643	3,815	6,035
Adjusted Net	$10,729	$2,418	$4,049	$4,356	$7,592
Earn out Share	2,519	667	(3,704)	(3,330)	2,630
Warrant Liability	10,148	3,440	(5,911)	(6,687)	12,885
Net (Loss) Income	$(1,938)	$(1,689)	$13,664	$14,373	$(7,923)

Diluted Adjusted	$0.42	$0.10	$0.14	$0.14	$0.27
Earn out Share	0.10	0.03	(0.13)	(0.11)	0.09

Warrant Liability	0.40	0.14	(0.20)	(0.22)	0.46
Diluted Income (Loss) Per Share	$(0.08)	$(0.07)	$0.47	$0.47	$(0.28)

Diluted Weighted Average Common Shares Outstanding	25,426	25,448	29,328	30,745	28,312

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